JULY 11, 2012 / 02:00PM GMT, VOXX - Q1 2013 VOXX International Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q1 2013 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: JULY 11, 2012 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle Audiovox Corporation - Director, President & CEO
Michael Stoehr Audiovox Corporation - Director, SVP & CFO

CONFERENCE CALL PARTICIPANTS
Mike Malouf Craig-Hallum Capital Group - Analyst
Matt Spratford Sidoti & Company - Analyst
Scott Tilghman Caris & Company - Analyst
Thomas Kahn Kahn Brothers & Company, Inc. - Analyst
Jeff Osher Harvest Capital - Analyst

PRESENTATION

Glenn Wiener - GW Communications - IR

Welcome to VOXX International's fiscal 2013 first-quarter results conference call. Today's call is being webcast on our website, www.voxxintl.com, and can be accessed in the Investor Relations section. With me this morning are Pat Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, our Chairman of the Board.

Before we begin, I would quickly like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 29, 2012.

We will begin today with opening remarks from Pat and Mike, and we will then open up the call for your questions. If anyone has any follow-ups thereafter, please feel free to contact me directly at the office, and at this time I'm going to turn the call over to Pat.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Thank you, Glenn. Good morning, everyone, and thank you for joining us.

Yesterday we released our first-quarter results, and as you can see from our announcement and 10-Q filing, we have lots to discuss this morning.

On the sales side, our domestic operations performed mostly to plan, and there are several new programs within each group -- mobile, OEM, accessories and high-end audio -- which should have a positive impact in the coming quarters.

Internationally we did experience some weakness, driven primarily by the low euro translation. We also had a number of anticipated one-time acquisition expenses, which we outlined on our last conference call, and finally, last week we filed a Form 8-K announcing a settlement on a long-standing patent litigation.

Before going into all the details, let me start off by saying we have maintained our guidance wholly adjusting for the settlement charge and its impact to EBITDA.

In the first quarter, we reported net sales of $194 million, an increase of 17.4% compared to $165.3 million. Hirschmann, our most recent acquisition, accounted for $36.6 million, while the other areas of our business were down approximately $8 million. However, the euro was down a little over 9% for us over the same quarter last year and had a negative impact of $2.5 million to topline revenue.

Additionally approximately $5.4 million of the decline was related to our strategy to deemphasize lower margin commoditized products. We also had approximately $3.6 million in lower sales related to timing sequences within our OEM group, which I will touch on in a moment.

A big part of our fiscal 2012 success story was international sales. In fiscal 2013, the international markets are quite different than at this time last year. For example, Germany, where we do significant business, was generally immune to the pressures felt in Greece, Spain and other parts of the world last year. That changed in this first quarter, and we experienced some weakness for the first time in years.

In addition to the Euro Zone countries, China, which has been the world's strongest market as of late, also slowed a bit in the first quarter. However, even with this softness and the low euro translation, our international sales, less Hirschmann, were up 3.5%, primarily driven by an increase in accessories business. We accounted for the euro challenges in our budget planning, and overall our net revenue was in line with our projections.

Our domestic accessory product lines grew nicely this quarter, up 28.7%, building upon the momentum we had in the second half of last year. I am pleased with the reception our wireless speakers have received by the market, and I expect this to continue to grow. I also expect our domestic accessory group to gain market share this year.

Klipsch sales domestically are continuing to gain traction in the headphone space, and we had new sales from our G17 AirPlay-enabled music system, recently introduced sound bars and other high-end speaker systems.

Our domestic OEM group declined by approximately $3.6 million. However, this was mostly due to timing of OEM programs. An OEM program with Ford ended in the first quarter and will be replaced by two new Ford programs in 2Q.

In addition, the Nissan program that I announced last year was initially slated to begin in the third quarter. This has been pushed up to Q2. These programs will more than offset the shortfall in the first quarter.

Additionally we will begin the roll-out of our new LBS program with Sprint this quarter, and with everything going on, we fully expect to meet mobile projections.

Domestically our business is mostly tracking to plan, and we see potential for upside based on new products coming to the market within all groups. This had and should help offset the lower euro translation and is a primary reason we are reiterating topline guidance.

Our gross margins for the quarter came in at 26%, which is slightly lower than the 26.4% we reported in last year's first quarter. If not for the lower euro translation and the impact of Hirschmann's inventory valuation adjustment and the one-time move of our Hong Kong facility, our margins would have been up slightly. We expect increases to our gross profit margin in the second quarter and in each quarter beyond and remain comfortable with our prior guidance of 28% for the year.

Mike will walk you through our income and EBITDA on a detailed basis in just a few moments as there is a lot of information to dissect. I would like to cover a few points first.

We reported operating income of $3.1 million versus $4 million last year and a net loss of $4.7 million versus a net profit of $2.5 million in last year's comparable quarter. However, within the net losses are several one-time expenses related to the Hirschmann acquisition and the charge associated with the recently reported settlement. Our EBITDA came in at a loss of $2.5 million, but on an adjusted basis was approximately $10 million in fiscal 2013's first quarter versus $9.7 million in the first quarter last year.

On our year-end call in May, I provided guidance of $900 million in sales, 28% gross profit margins and EBITDA of $62 million to $65 million. Today, despite the lower euro and problems in Europe, we have reiterated topline and margin guidance. EBITDA will be lower than expected due to the most recent settlement and the charge we took in the first quarter for $8.4 million. We now expect EBITDA for fiscal 2013 to be approximately $54 million to $57 million. The euro is 14% below last year's level and over 6% off our plan of $1.30. Domestic growth shouldn't offset this, though on our next conference call, we may adjust our models accordingly based on where the euro is and expectations for the second half.

In summary, we alluded to retail softness and expected one-time charges in our year-end call, and we knew coming into the first quarter we would face some challenges. While the markets remain tough, we are executing on our plan, and I am pleased with the progress we are making. Our domestic business in accessories, mobile and high-end audio are all expected to grow this year. Again, new LBS programs with Qualcomm and Sprint, new OEM programs with Nissan and Bentley, we have new wireless speakers, new power products under RCA and Acoustic Research, new products from Klipsch in headphones, airplay and sound bars, and financially we are feeling the effects of the Euro Zone. However, we are well positioned in our target markets, and with any recovery comes a positive impact to our financial performance.

Over the next few years, I am confident that we will see organic growth and drive incremental profits to the bottom line. With our last three acquisitions, we have substantially improved our engineering and manufacturing capabilities. Today we have over 270 engineers on staff, developing products for the next wave of technological advances. We have transformed from an important distribution model to one where we create much of our new products internally, which will position us to grow margins and capitalize on future trends. This is a big part of the VOXX International story.

We continue to de-emphasize lower margin commoditized product lines and focus on value-added higher-margin growth categories. We are focused on paying down our debt and will be active in the M&A markets as good opportunities present themselves. Near-term, however, our focus is on efficiency, lowering fixed costs, transitioning Hirschmann and overall profitability.

I will now turn the call over to Michael for a financial review, and then we will open it up for questions. Mike?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

Thanks, Pat. Good morning, everyone, and thanks for joining us today. I would like now to walk you through our first-quarter results, and as I do so, I'm going to provide more color around what impacted our performance, specifically all of the charges and expenses we incurred as we indicated on last call. So you will have a clear sense of our operational performance and adjusted numbers.

For the comparable quarters, our sales are up $28.7 million or 17.4% with Hirschmann accounting for $36.6 million of the increase. As reported in our Form 10-Q, electronic sales were up $20.5 million or 15.5% driven by Hirschmann. Accessory sales were up $8.2 million or 24.8%.

Domestically we fared quite well. Our challenge has been in some of the international markets, giving what is going on not just with the euro but with the Euro Zone -- (technical difficulty). Our international business was up $600,000 or 2.2%.

As a percentage of net sales, electronics represented 78.8% versus 80% of sales for three months ended May 31, 2012 and May 31, 2011, and accessories accounted for the difference.

Our gross margins were down 40 basis points to 26.4% in last year's first quarter versus 26% this year, and we did expect this to a degree. As you saw last year, our gross profit margins increased in each sequential quarter, and we finished this year -- (technical difficulty).

As Pat outlined, we expect similar increases this year based on our product and program mix. Margins domestically are holding steady, while some of the lower margin product lines we have de-emphasized. It is really the international markets where we are seeing the effects, as well as some of the one-time variables, which impacted margins this year.

We relocated our Klipsch warehouse in Hong Kong, which impacted gross profits by approximately $500,000. This will help drive operational efficiencies effective immediately and positively impact future quarters. As we referenced last quarter, as a result of the Hirschmann transaction, the accounting impact on the fair value of the inventory purchased resulted in a charge of approximately $350,000. As we sell through this inventory, we expect a similar charge in second quarter.

Let me add that on our year-end call we expected the total charge to be approximately $1 million, and we should come in under that number.

We also had a duty refund pickup of approximately $280,000, which went into the cost of goods sold last year.

So, as you can see, while gross margins were lower than at this time last year, operationally we are tracking slightly ahead. I will add that while we do expect higher fulfillment sales this year versus last, which, as you know, are lower margin products, we are comfortable with our 28% margin guidance.

Operating expenses for the quarter were $47.4 million, up $7.7 million or 19.5%. Within this, Hirschmann expenses accounted for $8.4 million, so our core overhead was down $700,000 or 1.7%. (technical difficulty)-- the first quarter this year included professional service fees related to our -- (technical difficulty). On a comparable basis for the first quarter of fiscal 2013 versus fiscal 2012, acquisition-relating costs were $1.6 million versus $1.3 million.

On our year-end call, we discussed that the Company would be reinstating some salary freezes and adding back benefits, which were cut over a three-year period during the economic downturn. We have some of these costs added back, and despite this and the higher professional service fees, our operating expenses were still down, less Hirschmann. We experienced lower depreciation, had lower commissions -- (technical difficulty) as a result of our purchase of the Klipsch headquarters building, whereas in prior periods, this was underleased.

While some costs will be added back this year to remain competitive in the marketplace and we have plans to increase our advertising and marketing spend for the year, there are programs underway to leverage some of our fixed overhead, and we have identified further synergies to office, warehouse and companywide systems consolidation, which will result in cost savings next year and beyond.

Now for operating and net income, EBITDA and our adjusted numbers. We reported operating income of $3.1 million versus $4 million in last year's fiscal first quarter. We had an increase in interest and bank charges of $761,000, which is primarily due to the interest expense and fees and amortization of deferred financing costs related to the amended credit facility we entered into on March 14 to fund the Hirschmann acquisition. Equity income and equity investees was up approximately $228,000. This is principally income from our JV, ASA.

The big impact was in other, net expenses and income, which decreased approximately $10.1 million, a $9.7 million expense versus a $481,000 benefit last year. Other net decrease due to one, net charges recorded for the three months ended May 31, 2012, in connection with a patent suit of approximately $8.4 million, and two, losses on foreign exchange contracts of approximately $2.7 million associated with the Hirschmann deal. These charges were partially offset by a favorable settlement received by Klipsch of approximately $800,000.

With all of these charges and one-time expenses, we reported a net loss of $4.7 million or a loss of $0.20 per diluted share versus net income of $2.5 million or a diluted EPS of $0.11 a share, and we reported an EBITDA loss of $2.5 million for the quarter versus $8.1 million last year.

Let me provide the numbers on an adjusted basis, which is the most -- which is what most of you will be focused on do to all the moving pieces that we had to in this first quarter.

One, stock-based compensation was $63,000 in the first quarter of fiscal 2013 versus $250,000 in last year's first quarter. Act two, acquisition-related costs were $1.6 million -- this is related to the Hirschmann acquisition -- versus $1.3 million, which was related to the Klipsch acquisition last year.

The following charges were solely for fiscal 2013 period. One, the net settlement charge related to the patent litigation was approximately $8.4 million. We took, as I mentioned, a $521,000 charge related to an aging restructuring of our warehouses. We had a $2.7 million loss on foreign exchange contracts related to Hirschmann.

Note, this is related to timing issues. As I explained in last quarter's call, we had a pickup in the fourth quarter, and it cost the quarter's losses in the first quarter this year.

And number four -- and these charges were offset, as I mentioned, by $800,000 gain I discussed earlier related to Klipsch. Taking into account these six variables, we reported adjusted EBITDA of $10 million versus $9. Million(sic-see press release "$9.7 million") for the comparable first quarter and a diluted adjusted EBITDA per common share of $0.43 versus $0.42.

Moving on to our balance sheet, operating activities provided net cash of $20.2 million for the three months ended May 31, 2012, principally due to an increase in accounts payable and accrued expenses and a decrease in accounts receivable, partially offset by increased inventories. Our A/R turns were 5.6 times for both fiscal 2013 and fiscal 2012 first quarters, and our inventory turns improved 3.4 versus 3.1 for the same periods.

Investing activities used cash of $116.3 million, principally due to the Hirschmann acquisition and the purchase of the Klipsch building. Financing activities provided cash of $104.5 million, principally from borrowings on bank obligations used to finance the Hirschmann transaction, offset by repayments of these obligations.

Last quarter we provided all the details regarding our amended facility with Wells Fargo. You can also review our Form 10-Q filing, which has the updated information.

At the time of purchase on March 14, 2012, we borrowed approximately $144 million to fund the purchase agreement. As of today, our outstanding borrowings are $158 million, which accounts for the settlement payment. While borrowings are up, our cash position is up as well, $21 million versus $14 million. We remain on track to repay the debt in full within five years and most likely (technical difficulty) based on our working capital needs and forecasts.

A few final comments before we open up the call for questions. Our revised EBITDA guidance takes into account the settlement charge of $8.4 million, and we are projecting EBITDA of $54 million to $57 million. There is an upside to this number based on any money we may recover from our vendors as we are actively pursuing them. (technical difficulty)-- uses in operation.

However, the euro is currently at $1.225 and is on a downward bias. This is why, as Pat mentioned, we will revisit guidance on our second-quarter call.

We have sufficient working capital to execute the strategy we have laid out and feel good about the long-term prospects for our Company. We have identified some synergies. We are looking at others and believe there is room for further -- (technical difficulty) adding to the top line. That is when we will be in a strong position to generate incremental profits to the bottom line.

Thank you and at this time I will turn the call back to Pat.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Thank you, Mike, and we will now open the call up to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mike Malouf, Craig-Hallum.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Good morning. Thanks for taking my call.

A couple of questions. Can we start off with the euro impact? You know, we are facing guidance at $1.30, and as you pointed out, we are at $1.225 right now. Can you give us a sense of what the impact is, like, for example, every $0.05 impact affects sales and EBITDA -- (technical difficulty) color on how we can judge the impact on your guidance? That would be helpful.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Yes. Well, basically I had made the comment that the euro for us, even though it was down in the first quarter 13% year over year, was only down for us 9% because we had some hedge positions. Those hedge positions are winding down. We do have a few left. But our calculation is basically for every $0.05 we see and drop in the euro, we are looking at about -- for the balance of the year now, we are looking at about a $12 million hit to the topline revenue and about a $1 million hit to EBITDA.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. That is helpful. And then maybe just a little bit of comments on mobile TV in the US. Has there been any update there as we look out into 2013, and obviously it could be a nice additive to your business. I'm just wondering if you can give us an update.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Everybody involved is still in the process of getting ready for some time next year. DTV, who we are working with, is meeting with us on a regular basis. We are in the process of developing products.

So we are in that pre-launch stage. I cannot give you an exact date, but we expect to see sales of mobile DTV in the United States sometime next year.

Operator

Matt Spratford, Sidoti & Co.

Matt Spratford - Sidoti & Company - Analyst

Good morning, guys. I just had a quick question on Klipsch. I was just wondering if you could give us what they did for the quarter in revenue?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Klipsch was -- we don't break down individuals, but Klipsch was almost flat with last year's sales, with any weakness really just being the euro translation in their sales. But we are expecting, as we look down the road and into the second and third quarter with Klipsch, we are introducing a number of new headphones and a number of new sound bars that we are getting good placement with. Domestically we think these new products, the strength of the product line that is already out there, the market share that they have, will give us growth in subsequent quarters that will offset any weakness that was generated in the first quarter.

Matt Spratford - Sidoti & Company - Analyst

All right. Any new doors or any expanded distribution that we can look forward to?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

We are in the process of talking to some other majors, but it is early stage.

Matt Spratford - Sidoti & Company - Analyst

Got you. And then just one more quick one for you on the other wireless speaker strengths. Accessories are up pretty strongly. Is that due to the inclusion in the home improvements channels you mentioned towards the end of last year?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Yes, we shipped Home Depot this year, which we had not in previous years. So that impacted sales, but our wireless speaker programs, we have two programs. One is the core package for use on your patio by the pool and everything. We have had some very, very active sales in the first quarter on those speakers. We are introducing, as we speak, a new sport version wireless speaker, and this allows you to stream right from your iPhone or smartphone right to the speaker. The response that we are getting from retail is very strong. So we are quite bullish about our accessory sales as we look into the third quarter when we start to deliver the new sports speaker as well.

We also received very good placement of our power products within most of the major retailers, and these are products that will help charge smartphones, iPads, iPods, very power-hungry. So we had some very, very good placement of our power program in the first quarter, and I expect that we would see some good sales in back-to-school and as we get into the third quarter.

One other thing that impacted our first-quarter sales was the set-top box analog to digital conversion that went on in Europe. That is pretty much over at this point, but it did give us a nice lift in our accessory business in Europe.

Matt Spratford - Sidoti & Company - Analyst

That makes sense, and then just one more quick one for you. Actually that was sort of moving to my next question. Just in terms of the international landscape that you are seeing right now, do you think Q1's international strength is atypical, or was it especially driven by the digital conversion?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Well, I think that we, like I said, the accessory business was helped pretty much by that. We expect some new programs to start with some of the retailers, but I would -- our concern obviously is what is happening in the Euro Zone, and for our Hirschmann operation, a slowdown in China affects them because they do supply equipment that goes on the four German car manufacturers vehicles, and any drop in sales of those vehicles in China would be felt by Hirschmann as well. So China for the first time really does play into our overall topline revenue.

Matt Spratford - Sidoti & Company - Analyst

Got you. Thanks, Pat. Very helpful.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

You are welcome, Matt.

Operator

Scott Tilghman, Caris & Company.

Scott Tilghman - Caris & Company - Analyst

Good morning. I wanted to start with a couple of housekeeping items. First off, CapEx, I was wondering if you could update us as to what you expect for the full year and also what the maintenance levels look like going forward now that Hirschmann is fully rolled in?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

It is Mike. Probably on the CapEx right now, not counting the -- we put $10 million into the Klipsch building, so probably all into the year, it will be $23 million.

Scott Tilghman - Caris & Company - Analyst

Okay. And then from a maintenance (multiple speakers)

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

And after that -- and each year you can look at for your three models between $10 million and $12 million.

Scott Tilghman - Caris & Company - Analyst

$10 million to $12 million. Second, just from an accounting standpoint, any funds you get back from the supplier from the patent litigation, will that just hit the other line as well?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

Yes, it will. It will go through other income and expense.

Scott Tilghman - Caris & Company - Analyst

Okay. The third thing I had -- sorry, I have a laundry list here. But on the hedging front, Pat, you alluded to some of the hedges sort of unwinding here. Given the volatility in the euro in particular, have you given any thought to perhaps being more active on the hedging front, or do you feel that you have enough natural hedges in place with the cost of being in Europe?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Well, we do have some natural hedges in place, but we are watching it very closely. Yes, we would consider it a hedge if we think the position was right. From our banking groups, we are seeing the euro bouncing around anywhere from $1.22 to $1.27. So we are watching it very, very closely. Any uptick, we may make a move.

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

And also we are looking to hedge cash flow into the parent here. We are taking some funds out of the acquisition. So we are looking to hedge that cash during this year.

Scott Tilghman - Caris & Company - Analyst

On the Nissan relationship, it is great that it's going to be starting a little bit earlier. Can you remind us how many models you will be in?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

We are in all their SUVs. And it is a program that will be quite impactful to our Invision group. Probably starting in the third quarter, you will see it ramp up.

So, again, what we are looking at is anything that we do in the second and third quarters, we are expecting to see some strong sales that we feel would offset weaknesses in any other areas where we have them.

Scott Tilghman - Caris & Company - Analyst

And the last thing and I will turn it over to someone else, but your focus historically has really been on the rear of the vehicle. And now with the Hirschmann acquisition and the various antennas that tie into the dash, I'm wondering if you are giving any thought to perhaps being more front of the vehicle focused, especially since you already have some aftermarket products like the backup cameras that tie into that space?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Anything that we would do with the front of the vehicle would be more in line with a receiver and antennae combination, which would not really be what you see in the front seat, but it would work with what is in the front seat. So any move you see towards the front of the vehicle, that would be, you know, the -- (technical difficulty) ability in antenna and reception and receivers is unique, and we plan to exploit that.

Scott Tilghman - Caris & Company - Analyst

Great. Thank you.

Operator

Thomas Kahn, Kahn Brothers.

Thomas Kahn - Kahn Brothers & Company, Inc. - Analyst

A question on this MPEG LA. Who are the suppliers, and what stage is this -- (technical difficulty) in pursuing them, and should we hope for anything, or how hard should we pray?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

We have active -- (technical difficulty) one of the major suppliers. This -- (technical difficulty) who is the DVD products, and we do expect that we would recover some. I don't -- I'm not so sure we are going to recover all, but we feel our prospects to recover a good portion of that payment is real.

Thomas Kahn - Kahn Brothers & Company, Inc. - Analyst

Thank you.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

You are welcome.

Operator

Jeff Osher, Harvest Capital.

Jeff Osher - Harvest Capital - Analyst

Hey, guys. Thanks for taking my question. Too, I just want to clarify on the gross margins, so they would have been flat ex the $350,000 of inventory write-downs from Hirschmann, and what was the other? We need to pick up about $700,000 to get them flat year over year or $600,000 (multiple speakers)?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

We had about $500,000 in expenses that would hit our gross profit based on the move of our facility in Hong Kong.

Jeff Osher - Harvest Capital - Analyst

Great. So the relocation charge, that Asian restructuring charge you took, $500,000 flow-through cogs?

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Yes.

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

That is correct.

Jeff Osher - Harvest Capital - Analyst

Perfect. And then let's just go ahead -- there is these accounting irregularity rumors floating around this morning, so let's just dismiss them so we can move on. On the EBITDA walk, are you guys including interest income and rent income in your EBITDA?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

No. No.

Jeff Osher - Harvest Capital - Analyst

Okay. Can you guys help us with the walk then? In your $9.959 million, you are excluding interest and bank charges of $2.244 million?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

That is correct.

Jeff Osher - Harvest Capital - Analyst

Where is the exclusion for the $193,000 of rental income and the $177,000 of interest income?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

When you look at the adjustments that we made, I said we still have adjusted it out on an average basis. We don't get a lot. It is about (multiple speakers)

Jeff Osher - Harvest Capital - Analyst

Where is that? Can you just (multiple speakers)?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

That would be in other income and expenses. It is about $100,000 someodd for the quarter.

Jeff Osher - Harvest Capital - Analyst

Now based on your Q, it is $177,000 in (multiple speakers) income --

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

That is correct.

Jeff Osher - Harvest Capital - Analyst

-- $193,000 in rental income. Can you point me in your table to where you excluded that?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

It would be in the other -- (technical difficulty)

Jeff Osher - Harvest Capital - Analyst

So you included it?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

No, we did not.

Jeff Osher - Harvest Capital - Analyst

Can you point me to where it is excluded?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

No, I cannot at this point, but I can get back to you with that.

Jeff Osher - Harvest Capital - Analyst

Okay. Did you include your equity affiliates, the non-cash income from equity affiliates in the $9.959 million of adjusted EBITDA?

Michael Stoehr - Audiovox Corporation - Director, SVP & CFO

Yes, we did.

Jeff Osher - Harvest Capital - Analyst

Okay. Thank you, guys.

Operator

At this time, there are no additional questions on the line.

Pat Lavelle - Audiovox Corporation - Director, President & CEO

Okay. If there are no additional questions, once again, thank you for your time this morning and your interest in VOXX, and I wish you a good day. Thank you.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

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